Exhibit 99.2

September 24, 2014

Dear Harold:

We are pleased to make you the following offer of employment which is an amendment and restatement of the offer of employment that you executed on June 27, 2014.

1.	Job Title: President and Chief Executive Officer.

2.	Reporting To: The Company Board of Directors.

3.	Position Status: This is an exempt position.

4.	Start Date: September 18, 2014.

5.	Salary: $500,000.00 per year, paid semi-monthly.

6.	Signing Bonus: $100,000.00, payable upon the execution of this offer of employment.

7.	Additional Compensation: The $60,000.00 per year prorated and payable monthly in advance shall terminate as of the Start Date.

8.
Restricted Stock Units: You have already been granted $75,000.00 worth of Restricted Stock Units, based upon the closing price the day of the grant, vesting immediately before the 2015 Annual Meeting of Shareholders as long as you remain on the Board of Directors and settled 25% in cash and 75% in common shares.

9.
Annual Cash Incentive: While employed by the Company, you will be eligible to participate in the Company’s annual cash incentive opportunity. In 2014, your annual cash incentive opportunity will be prorated from June 27, 2014 through the end of the year. Your target award opportunity for 2014 is 80% of your actual salary, subject to the achievement of specified metrics, all as provided in the Performance Unit Award Agreement that has been presented to you.

10.
Non-Qualified Stock Options: While employed by the Company, you will be eligible to receive non-qualified stock options (“Options”) as may be approved for the Company’s executives by the Company’s Compensation Committee. In 2014, 2015 and 2016 you will receive Options as determined by the Company’s Compensation Committee, which will vest 1/3 per year, starting one (1) year from the grant, all subject to the other terms and conditions of this offer of employment and the 2014 Omnibus Incentive Plan (“Plan”).

11.
Performance-Based Stock Unit Awards: While employed by the Company, you will be eligible to receive Performance-Based Restricted Stock Unit Awards (“RSUs”) as may be approved for the Company’s executives by the Company’s Compensation Committee. In 2015, 2016 and 2017 you will receive RSUs vesting after the end of 2017 when the Company’s Compensation Committee determines whether certain goals have been achieved. The RSUs will be subject to the terms and conditions of this offer of employment and the Plan.

12.	Vacation: You will be eligible for four (4) weeks (20 days) of vacation.

13.	Medical Benefits: Your group insurance will continue as in the past. Coverage and plans are subject to change at the Company’s discretion and approval.

14.	401K: Eligibility shall continue as in the past. The Company currently provides all full time salaried employees with a 3% Safe Harbor Contribution, whether you choose to participate or not.

15.
Relocation Expenses: You will be eligible for relocation benefits consistent with the Company’s Domestic Relocation Policy and Addendum related to moving to Michigan. For a period not to exceed six (6) months after the Start Date, you will continue to be reimbursed for apartment rental in close proximity to the Company’s headquarters until such time that you find a home in Michigan. This reimbursement will include weekly, round-trip travel on weekends for yourself, or alternatively, for your wife to visit Ann Arbor.

16.
Termination Without Cause or With Good Reason: In the event you are terminated without Cause or that your resign your employment for Good Reason, you will receive an amount equal to one (1) year base salary and target cash incentive, plus one (1) year of COBRA. The base salary and the target cash incentive will be paid according to the Company’s regular payroll practices and will commence on the first payroll period following your termination of employment. Any unvested Options or RSUs shall immediately cancel as of the termination date. Vested Options and RSUs will be subject to the conditions of the Plan.

17.
Termination for Cause, Death, Disability or Resignation Without Good Reason: Upon the termination of your employment for Cause, death, Disability, or resignation without Good Reason, you will not be entitled to receive any further compensation or payments, with the exception of any earned, but unpaid base salary or previously awarded and vested, but unpaid annual cash incentive payments. Any unvested Options or RSUs shall immediately cancel as of the termination date. Vested Options and RSUs will be subject to the conditions of the Plan.

18.
Change in Control: In the event that there is a Change in Control of the Company after July 31, 2015 and your employment is terminated by the successor as a result of Change in Control, you will receive an amount equal to two (2) years base salary and target cash incentive. Your base salary and target cash incentive will be paid no later than 60 days after the termination of your employment. Any unvested Options or RSUs shall immediately cancel as of the Change in Control. Vested Options and RSUs shall be subject to the conditions of the Plan. The Change in Control benefit will not be available if the Change in Control occurs prior to July 31, 2015.

19.	Performance Review: Your performance will be reviewed by the Board on an annual basis.

20.	Definitions:
(a) Cause shall have the meaning ascribed to it in Paragraph 1(f) of the Plan;
(b) Change in Control shall have the meaning ascribed to it in Paragraph 1(g) of the Plan;
(c) Disability shall have the meaning ascribed to in in Paragraph 1(m) of the Plan; and
(d) Good Reason shall mean, (A) change in Executive’s responsibilities, status, title or duties which represents a material reduction in his responsibilities, status, title or duties as in effect on the Start Date; (B) any relocation of Executive’s place of employment to a location that is beyond a 50-mile radius of the Company’s Ann Arbor Headquarters; (C) any failure by the Company to comply with any of the material provisions of this Agreement; or (D) Executive shall not be elected to serve on the Board (other than as a result of Executive declining to serve as a member of the Board); provided that, upon the occurrence of any of the events described in clauses (A) and (C) above, Executive has provided written notice to the Company within 45 days of the occurrence of such event or events that Employee intends to resign by reason thereof and the Company has not cured such matter within 30 days following the delivery of such notice, and you resign within 30 days of the Company’s failure to cure such matter.

21.
Employment Relationship: Please be advised that your employment with the Company is considered “at will,” meaning that either you or the Company may terminate your employment and compensation at any time with or without Cause or with or without notice.

22.	Employment Policies: Your employment is subject to the personnel and other policies and practices adopted by the Company, from time to time.

23.	Amendment: This offer of employment may be amended only by written agreement executed by both parties.

24.	Conflicts: If the terms of this offer of employment conflict with any provisions of the Plan, the terms of this offer of employment shall control, except as required by applicable law.
Upon review of this offer, please advise me of your decision. Additionally, if you accept, please sign and return one copy, with your original signature, to my attention as soon as possible.

Sincerely,

/s/ Gary L. Cowger
Gary L. Cowger
Chairman of the Board of Directors

Accepted on this 24th day of September, 2014

/s/ Harold M. Karp
Harold M. Karp